Exhibit 10.1

Peter C. Georgiopoulos
c/o General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171

                     September 29, 2009

General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171

Gentlemen:

Reference is hereby made to that certain letter agreement, dated October 24, 2008 (the “Letter Agreement”), by and among General Maritime Corporation (renamed General Maritime Subsidiary Corporation), Galileo Holding Corporation (renamed General Maritime Corporation) (the “Company”), and me, as amended.  Capitalized terms used herein shall have the respective meanings ascribed to them in the Letter Agreement.

Section 3(a)(i) of the Letter Agreement provides that the Company will make a payment to me in the amount of $22 million in cash on July 1, 2009.  I acknowledge that I have received $15 million of this amount.  This letter agreement will confirm our mutual agreement that, Section 3(a)(1) of the Letter Agreement notwithstanding, the Company will be deemed to have timely paid me the remaining $7 million if payment is made in cash on or prior to December 31, 2009.

Pursuant to the last sentence of Section 19(g) of the Letter Agreement, if you are in agreement with the foregoing, please indicate such agreement by signing and returning one copy of this letter agreement to me, whereupon this letter agreement will constitute our agreement with respect to the subject matter hereof.
Very truly yours, Peter C. Georgiopoulos

Confirmed and agreed to:

GENERAL MARITIME CORPORATION By: /s/ John C. Georgiopoulos Name: John C. Georgiopoulos Title: Executive Vice President	GENERAL MARITIME SUBSIDIARY CORPORATION By: /s/ John C. Georgiopoulos Name: John C. Georgiopoulos Title: Treasurer